EXHIBIT 107

Calculation of Filing Fee Tables

FORM F-10
(Form Type)

GALIANO GOLD INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Unallocated (Universal) Shelf	Common Shares Subscription Receipts Warrants Units Debt Securities Share Purchase Contracts	Rule 457(o)	$500,000,000 (1)	(1)	$500,000,000 (1) (2)	$0.00015310	$76,550 (1)(2)
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$500,000,000		$76,550
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$76,550

(1) There are being registered under this Registration Statement such indeterminate number of common shares, subscription receipts, warrants, units, debt securities and share purchase contracts of the Registrant, and a combination of such securities, as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed US$500,000,000. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the United States Securities Act of 1933, as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the registrant in connection with the sale of the securities under this Registration Statement.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 57(o) under the United States Securities Act of 1933, as amended, with respect to the securities to be sold by the Registrant.